Exhibit 3.2

Certificate of Amendment
Certificat de modification
Canada Business Corporations Act
Loi canadienne sur les sociétés par actions
Repare Therapeutics Inc.
Corporate name / Dénomination sociale
989577-9
Corporation number / Numéro de société
I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the Canada Business Corporations Act as set out in the attached articles of amendment.
JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l’article 178 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes.
Raymond Edwards
Director / Directeur
2020-06-12
Date of amendment (YYYY-MM-DD) Date de modification (AAAA-MM-JJ)

Form 4
Formulaire 4
Articles of Amendment
Clauses modificatrices
Canada Business Corporations Act
Loi canadienne sur les sociétés par
(CBCA) (s. 27 or 177)
actions (LCSA) (art. 27 ou 177)
1 Corporate name Dénomination sociale
Repare Therapeutics Inc.
2 Corporation number Numéro de la société
989577-9
3 The articles are amended as follows Les statuts sont modifiés de la façon suivante
See attached schedule / Voir l’annexe ci-jointe
4 Declaration: I certify that I am a director or an officer of the corporation. Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société.
Original signed by / Original signé par
Steve Forte
Steve Forte
514-803-0544
Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA).
Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA).
You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.
Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

Schedule / Annexe

Amendment Schedules / Annexes - Modification

1. Consolidating each 6.062 issued and outstanding common shares into one (1) common share with no fractional share being issued upon such consolidation;

2. Consolidating each 6.062 issued and outstanding Class A convertible preferred shares into one (1) Class A convertible preferred share with no fractional share being issued upon such consolidation; and

3. Consolidating each 6.062 issued and outstanding Class B convertible preferred shares into one (1) Class B convertible preferred share with no fractional share being issued upon such consolidation.

In the event that the above share consolidations would otherwise result in the holding of a fractional share by a registered holder, such fraction, if equal to or greater than one-half of one whole share, will be rounded up to the nearest whole number, and if less than one-half of one whole share, will be rounded down to the nearest whole number without the payment of any consideration.